Filed Pursuant to Rule 433

SEC File No. 333-230197

No. 333-230197-02

**PRICING DETAILS** $381.165mm WFNMT 2019-B (Credit Card)

Joint Leads: J.P. Morgan (struc), BNP Paribas, Fifth Third, SMBC Nikko

Co-Managers: CIBC, Citizens, Mizuho, RBC, Wells Fargo

CL	AMT($MM)	WAL	S/F/D	E.FINAL	L.FINAL	SPREAD	YLD%	CPN%	$PX
A	350.000	2.97	AAA/AAA/AAA	06/15/22	04/15/26	IntS+65	2.510	2.49	99.97984
M	31.165	2.97	AA/AA/AA	06/15/22	04/15/26	IntS+120	3.060	3.04	99.99776

Expected Pricing: Priced

Expected Settle: 06/26/19

First Payment Date: 08/15/19

Expected Ratings: S&P/Fitch/DBRS

ERISA Eligible: Yes

Registration: SEC Registered

Min Denoms: $1k x $1k

Bill & Deliver: J.P. Morgan

CUSIPs: A   981464HC7

               M  981464HD5

Available Information:

*	Preliminary Prospectus: Attached
*	Ratings FWP: Attached

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.